Exhibit 10.2
THE 2009 BENEFIT RESTORATION PLAN
FOR THE GENCORP INC. 401(k) PLAN
Effective January 1, 2009
PURPOSE
     The 2009 Benefit Restoration Plan for the GenCorp Inc. 401(k) Plan (the “Plan”) was established to provide restored benefits solely related to the statutory limits imposed on the benefits accrued under the GenCorp Retirement Savings Plan (“Savings Plan”). This Plan is effective January 1, 2009, unless specifically stated otherwise in the Plan with respect to a specific provision.
     The Plan is a successor plan to the Benefit Restoration Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies, as amended (the “Prior Plan”), which was originally established effective as of December 1, 1982. Between January 1, 2005 and December 31, 2008, the Plan operated in good faith compliance with the guidance issued under Internal Revenue Code Section 409A.
     For the purposes of this Plan, all references to the Prior Plan shall only be to those amounts in the Prior Plan that were contributed because of statutory limits applied to certain employees participating in the Savings Plan. Effective December 31, 2004, the Prior Plan was frozen and no new benefits shall be earned or vest under it; provided, however, that any benefits earned and vested under the Prior Plan before January 1, 2005, shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004, or on the date of any later amendment, provided that any amendment after October 3, 2004, is not a material modification of the Prior Plan under Section 409A of the Code and regulations promulgated thereunder. Any benefits earned and vested under the Prior Plan after December 31, 2004, are deemed to have been earned and vested under this Plan.
     The Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     The Plan is further intended to comply with the requirements of Code Section 409A, and the Treasury regulations issued thereunder, and shall be administered and interpreted in a manner consistent therewith.
     The terms and provisions of this Plan are as follows:

SECTION 1
DEFINITIONS
     Any capitalized word or phrase used in the Plan that is not defined in this Plan, but is used in the Savings Plan shall have the meaning it has in the Savings Plan in which a Participant hereunder has accrued a benefit.
     1.1 “Account” means, for accounting and computational purposes only, the account established and maintained by the Company on behalf of each Participant, which will reflect: (a) the amounts credited pursuant to Section 3, and (b) any distribution made to the Participant in accordance with Section 5. The account will not reflect any amounts under the Prior Plan.
     1.2 “Administrative Committee” means the Administrative Committee as appointed by the Board of the Company.
     1.3 “Beneficiary” means a beneficiary or beneficiaries designated by a Participant in writing on the form prescribed by the Company (or its designee), in its sole discretion, and delivered to the Company (or its designee) prior to the Participant’s death. In the absence of one or more Beneficiaries named in accordance with the foregoing sentence, the Beneficiary for a Participant’s benefits under this Plan shall be the beneficiary or beneficiaries determined under the Savings Plan for death benefits payable thereunder.
     1.4 “Board” shall mean the Board of Directors of the Company.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to Section 409A of the Code shall include reference to the Treasury Regulations thereunder.
     1.6 “Company” means GenCorp Inc., an Ohio corporation.
     1.7 “Compensation” means the definition of Compensation used in the Savings Plan for the purpose of determining which monies can be deferred to the Savings Plan.
     1.8 “Compensation Committee” means the Organization and Compensation Committee appointed by the Board.
     1.9 “Employee” means an employee of an Employer on or after the date such Employer becomes a Member Company.
     1.10 “Employer” means the Company and each entity that is treated with the Company as a single “service recipient” under Treasury Regulations Section 1.409A-1(h)(3), except that “greater than 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2), and (3).
     1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as presently in effect or as hereafter amended.

     1.12 “Member Company” means the Company, Aerojet-General Corporation, and any of their subsidiaries which the Compensation Committee designates, in its sole discretion, as a Member Company.
     1.13 “Participant” means an Employee who meets the eligibility requirements for participation in the Plan as set forth in Section 2 and who has accrued, or is deemed to have accrued, any benefits under this Plan, unless and until such benefits are forfeited or distributed in full in accordance with the terms and conditions of the Plan.
     1.14 “Plan” means the plan set forth in this instrument and known as the “2009 Benefit Restoration Plan for the GenCorp 401(k) Plan,” as it may be amended from time to time.
     1.15 “Plan Year” means the calendar year.
     1.16 “Salary Deferral Agreement” means a written agreement in the form prescribed by the Administrative Committee by which a Participant may elect to defer a portion of such Participant’s Compensation in the such amounts and by such procedures as set forth by the Administrative Committee, in its sole discretion, and consistent with the terms of this Plan and Section 409A of the Code.
     1.17 “Savings Plan” means the GenCorp Retirement Savings Plan, as it may be amended from time-to-time.
     1.18 “Spouse” has the same meaning as the term “spouse” in the Savings Plan.
     1.19 “Termination of Employment” means a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Participant and the Employer reasonably anticipate that no further services would be performed after a certain date. A Participant shall not be deemed to have separated from service if the Participant continues to provide services to the Employer (whether as an employee or contractor) at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 36 months of service with the Employer (or if less than 36 months, such lesser period); provided, however, that a separation from service will be deemed to have occurred if a Participant’s service with the Employer (whether as an employee or contractor) is reduced to an annual rate that is less than 20% of the services rendered, on average, during the immediately preceding 36 months of service with the Employer (or if less than 36 months, such lesser period). Participant shall be deemed to separate from service if Participant is on a bona fide leave of absence that exceeds 6 months in duration and Participant’s right to reemployment with the Employer is not provided either by statute or by contract on the day immediately following such 6-month period. A bona fide leave of absence shall include a military leave, sick leave or other bona fide leave of absence if such leave does not exceed 6 months, or longer, so long as Participant’s right to reemployment with the Employer is provided either by statute or contract.

SECTION 2
ELIGIBILITY
     2.1 Eligibility to Participate in the Plan. In order to be eligible, an employee must be: (a) an active participant in the Savings Plan, (b) eligible for the GenCorp and Participating Subsidiaries Deferred Bonus Plan, (c) an officer or key employee of the Member Company and (d) designated by the Compensation Committee as eligible for the Plan.
     2.2 Eligibility for Allocation of Benefits. In order to become a Participant and accrue benefits under this Plan in any Plan Year, an eligible Employee must submit the Salary Deferral Agreement in accordance with Section 2.2(a) below:
    (a) For each Plan Year, a Salary Deferral Agreement must be delivered to the Company (or its designee) by the date indicated by Company (or its designee), which date shall not be later than:
     (i) The last day of the Plan Year immediately preceding the Plan Year in which the Compensation will be earned and to which the Salary Deferral Agreement relates; or
     (ii) In the case of an Employee’s initial eligibility (as determined under Treasury Regulation Section 1.409A-2(a)(7)) to participate in the Plan, the 30th day after the date of such initial eligibility but only with respect to Compensation earned after the date of such initial election (for the purposes of this subsection, initial eligibility shall mean initially eligible for any elective account balance plan, as required by Code Section 409A).
    (b) Notwithstanding anything to the contrary, a new election may be made by December 31, 2008, as to the time and form of payment under the Plan. However, no election under this Section 2.2(b) shall: (i) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (ii) be permitted after December 31, 2008.
    (c) Notwithstanding anything to the contrary, once a Participant makes a valid election under this Section 2.2, the election shall continue to be effective for each succeeding Plan Year, unless the Participant changes his election within the time periods set forth in Section 2.2(a) above.
Except as provided in Section 2.3 and Section 5.8, any election made under this Section 2.2 shall be irrevocable.
     2.3 Cancellation of Deferral Elections. Upon a distribution to a Participant due to an unforeseeable emergency in accordance with Section 5.8, a Participant’s deferral election for the remainder of the Plan Year, if any, may be cancelled.

SECTION 3
BENEFITS
     3.1 Election to Defer. Under this Section 3.1, for any particular Plan Year, a Participant may elect to defer Compensation, as specified on a valid and timely filed Salary Deferral Agreement, which provides for the deferral of up to a maximum of forty percent (40%) of Compensation.
     3.2 Other Contributions to the Account. Under this Section 3.2, for any particular Plan Year, the Company will credit to the Participant’s Account, the following amounts:
     (a) Any applicable Company matching contributions made that year under the Savings Plan that would have been made on the Participant’s behalf under the Savings Plan on the Compensation deferred in Section 3.1 if the Participant contributed the maximum pre-tax amount allowable under the Savings Plan and the Participant’s contributions under the Savings Plan were not limited by the applicable limits to the Savings Plan under the Code.
     (b) Any income, gains and losses calculated on the hypothetical investment of the amounts credited under Sections 3.1 and 3.2(a) as determined in accordance with Section 3.5.
     3.3 Limitation. Notwithstanding any provision of Section 3.2 and Section 3.3 to the contrary, no amount shall be credited to or deducted from a Participant’s Account unless consistent with the limitations in Treasury Regulation Section 1.409A-2(a)(9); specifically, any Participant action or inaction with respect to any deferrals or contributions under the Savings Plan shall not result in any Plan Year in an increase in any matching or contingent employer contributions exceeding 100% of the matching or contingent amounts that would be provided under the Savings Plan absent any Code limitations.
     3.4 Management of Accounts.
     (a) Investment Options. The Company will designate the available investment options in which Participants may direct the hypothetical investment of their Account balances; provided, however, that such available investment options shall not include a Company stock fund.
     (b) Investment Directions. The amount credited to each Participant’s Account will be treated as if invested in the investment options selected by the Participant, as follows:
     (i) Directions as to Contributions. A Participant may, in accordance with rules and procedures established by the Company, select from among the available investment options provided by Section 3.4(a), the hypothetical investments into which contributions under this Plan will be deemed invested.
     (ii) Directions as to Account Balances. A Participant may, in accordance with rules and procedures established by the Company, direct the re- allocation of his hypothetical investments among the available investment options provided by Section 3.4(a).

SECTION 4
VESTING
     Benefits allocated under Section 3 shall vest immediately upon allocation.

SECTION 5
DISTRIBUTION OF BENEFITS
     5.1 Distribution After Termination of Employment. A Participant may elect to receive his Account upon a Termination of Employment. In such event, the Participant’s Account shall be distributed to the Participant on the first day of the seventh month following the Participant’s Termination of Employment. If a valid and timely election is not made by the Participant, the default time of payment will be the first day of the seventh month following the Participant’s Termination of Employment.
     5.2 Distribution Upon a Specified Date. A Participant may select a specific payment date for complete distribution of his Account in a validly executed and timely submitted Salary Deferral Agreement, and his Account shall be distributed on such specified date if, and only if, such specified date is subsequent to the Participant’s Termination of Employment. In the event of distribution on such a specified payment date, the six (6) month delay described in Section 5.1 will not apply.
     5.3 Death. Upon a Participant’s Termination of Employment due to death, the Participant’s Account shall be distributed on the first day of the month following the month in which the death occurs. In the event of a Participant’s death after commencement of payments under Section 5.1 or 5.2, the remainder of the Participant’s Account balance, if any, shall be distributed in one lump sum payment to the Beneficiary of the Participant within 90 days of the Participant’s death. The six (6) month delay described in Section 5.1 will not apply.
     5.4 Grace Period and Interest. Any payment date provided for in the Plan shall be deemed to incorporate the longest applicable grace period permissible under Code Section 409A and no interest shall be earned or accrued with respect to any payment made in the time period between the payment date and the end of the grace period.
     5.5 Form of Payment.
     (a) The default form of payment under the Plan shall be a single lump sum cash payment.
     (b) To the extent elected in a validly executed and timely submitted Salary Deferral Agreement, a Participant may elect to have benefits under the Plan paid in equal annual installments over 5 or 10 years commencing on the dates set forth in Section 5.1 or 5.2 as applicable.
     5.6 Small Sums. Notwithstanding anything to the contrary in this Section 5, if the Participant’s Account, at the time initially payable to the Participant, is less than $15,000 (which means the total value of the account, before any taxes are withheld), then the Participant shall receive a single lump sum cash payout of his benefit in full satisfaction or his benefit under this Plan. If this payment is made upon Termination of Employment, the six (6) month delay in Section 5.1 shall apply.

     5.7 Elections Irrevocable. All elections under the Plan are irrevocable, except as provided in this section and in Section 5.8 and Section 5.10 below. Notwithstanding the foregoing, all Participants may make an election with regard to the time and form of payments under their Accounts in calendar year 2008; provided that the election is made no later than December 31, 2008. An election made under this Section 5.7 shall be irrevocable when made (except as provided in Section 5.8 and Section 5.10 below) and shall be subject to any special administrative rules imposed by the Administrative Committee including rules intended to comply with Section 409A of the Code, and shall not become effective until January 1, 2009. No election under this Section 5.7 shall (A) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (B) be permitted after December 31, 2008.
     5.8 Unforeseeable Emergency.
     (a) Neither the Participant nor his Beneficiary is eligible to withdraw amounts credited to his Account prior to the time specified in his valid Salary Deferral Agreement or, if there is no valid Salary Deferral Agreement, prior to the default time set forth in Section 5.1. However, such amounts may be subject to early withdrawal if (1) an unforeseeable emergency occurs that is caused by a sudden and unexpected illness or accident of the Participant, the Participant’s Spouse, the Beneficiary (if the Beneficiary is a natural person) or of a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) or (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, (2) such circumstances would result in severe financial hardship to the Participant if early withdrawal is not permitted, and (3) any other requirements established under the Code and regulations promulgated thereunder, are satisfied.
     (b) A severe financial hardship exists only when all other reasonably available financial resources have been exhausted, including but not limited to (1) reimbursement or compensation by insurance or otherwise, (2) liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (3) cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
     (c) The Administrative Committee shall have sole discretion to determine whether to approve any withdrawal under this Section 5.8, which amount will be limited to the amount necessary to meet the emergency. The Administrative Committee’s decision is final and binding on all interested parties.
5.8 Administrative Rules for All Distributions. Gains and losses on the Account, based on the hypothetical investments of the Account, will continue until the date that the Administrative Committee ceases tracking those hypothetical investments in order to prepare and distribute benefits. The time between when the Account ceases to track hypothetical investments and the date of payment of the Account may fluctuate between one (1) and seven (7) business days.

5.9 Ability to Change Time and Form of Payment. Notwithstanding any other provision in the Plan, a Participant may change the time and form that his benefit will be paid, provided that to the extent required by Code Section 409A: (a) the election will not take effect until at least twelve (12) months from the date on which the election is made, (b) the payment is deferred for a period of at least five (5) years from the date such payment would otherwise have been made and, (c) if the election relates to a payment to be made at a specified time, the election must be made at least twelve (12) months prior to the date the first amount was scheduled for payment.

SECTION 6
CHANGE IN CONTROL
     Notwithstanding any other provision of this Plan, upon the occurrence of a change in control, benefits will be funded in accordance with this Section 6:
6.1	Funding.
     (i) With respect to all accrued and vested benefit obligations under this Plan, the Company shall deposit assets sufficient to pay all such benefit obligations into the trust established under the GenCorp Inc. Grantor Trust Agreement dated October 18, 1998 (the “Trust”) providing for payment of benefits in accordance with the terms of this Plan. Any failure by the Company to satisfy its obligations under this Section 6 shall not limit the rights of any Participant hereunder.
     (ii) Upon the earlier to occur of (i) a change in control or (ii) a declaration by the Board that a change in control is imminent, the Company shall promptly, to the extent it has not previously done so, and in any event within five (5) business days, transfer to the trustee of the Trust, to be added to the principal of the Trust, assets equal to the aggregate balance of all Participant Accounts under the Plan, on the date of the change in control or on such fifth business day after the Board has declared a change in control to be imminent.
     (iii) Notwithstanding the foregoing, a Participant shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company.
6.2 For the purposes of Section 6.1, the definition of Change in Control shall have the meaning set forth in this Section.
     (a) From January 1, 2005 to December 17, 2008. From January 1, 2005 to December 17, 2008, Change in Control for the purposes of Section 6.1 means the occurrence of any of the following events, subject to the provisions of subsection 6.2(a)(v) hereof:
     (i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation or entity are beneficially owned (as that term is defined in Rule 13-d3 under the Securities Exchange Act of 1934 [“Exchange Act”], as amended) (such ownership, “Beneficial Ownership”) by the shareholders of the Company immediately prior to the completion of the transaction; or
     (ii) Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the Beneficial Owner of securities representing 20% or more of the combined voting power of the then outstanding voting securities of the Company; or

     (iii) The individuals who, as of the later of (i) January 1, 2006, or (ii) the Participant’s date of hire by the Company, constituted the Board (the “Incumbent Directors”) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute a majority thereof, provided that (1) any individual becoming a director of the Company subsequent to the later of (i) January 1, 2006, or (ii) the Participant’s date of hire by the Company shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds of the other Incumbent Directors and (2) any individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation shall not be considered an Incumbent Director; or
     (iv) The Board determines that (1) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within subsection 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii) hereof and (2) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a Change in Control shall be deemed to have occurred.
     (v) Notwithstanding the foregoing provisions of this Section 6.2(a):
     (A) If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in Section 6.2(a)(iv) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may upon a majority vote, including a majority vote of all then-continuing Incumbent Directors (such vote, a “Majority Vote”), by notice to the Executive, nullify the effect thereof and a change in control shall be deemed not to have occurred, but without prejudice to any action that may have been taken prior to such nullification.
     (B) Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (B) hereof solely because (A) the Company, (B) a subsidiary of the Company, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D 1, Form 8 K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

     (b) From December 18, 2008, and thereafter. From December 18, 2008, and thereafter, Change in Control for the purposes of Section 6.1 means the occurrence of any of the following events:
          (i) A majority of the individuals constituting the Board (the “Incumbent Board”) is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction; or
          (ii) All or substantially all (meaning having a total gross fair market value at least equal to 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve-month period ending on the date of the most recent acquisition by such Person); or
          (iii) The Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation or entity are beneficially owned (as that term is defined in Rule 13-d3 under the Securities Exchange Act of 1934 [Exchange Act], as amended (such ownership, “Beneficial Ownership”) by the shareholders of the Company immediately prior to the completion of the transaction, or
          (iv) Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act consistent with Treas. Reg. Section 1.409A-3(i)(5)(v)(B) (a “Person”) acquires or has become (during the twelve-month period ending on the date of the most recent acquisition by such Person) the Beneficial Owner of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company.

SECTION 7
MISCELLANEOUS
     7.1 Administration of Plan. The Administrative Committee shall administer this Plan and shall have, exercise and perform, in its sole discretion, all of the powers, rights, authority and duties set forth in the Savings Plan (except eligibility determinations which are made by the Compensation Committee) with the same effect as if similarly set forth herein with respect to this Plan. Any determination or decision of the Administrative Committee shall be conclusive and binding on all persons having or claiming to have any interest whatever under this Plan. In addition, the Administrative Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Administrative Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, and to take any and all necessary action in connection therewith. The Administrative Committee may delegate its duties and responsibilities as it deems appropriate to facilitate the day-to-day administration of the Plan.
     7.2 Compensation Committee. The Compensation Committee shall have the sole authority to make determinations regarding eligibility for the Plan. In the event that the Administrative Committee determines that it is unable to perform any of the actions listed in Section 7.1, the Compensation Committee has the authority to perform such actions. If required to act in accordance with this Section 7.2, the Compensation Committee shall have full power and authority to interpret the Plan and is granted full discretionary authority to accomplish its duties under the Plan, subject to the same fiduciary obligations that apply to the Administrative Committee.
     7.3 Amendment and Termination. The Company reserves the right at any time and from time-to-time, by resolution of the Board (or its designee), to amend or terminate this Plan; provided, however, that no such amendment or termination shall operate retroactively so as to reduce the value of any accrued and vested benefits of a Participant under the provisions of this Plan, as in effect prior to such action. Notwithstanding any other provision of the Plan, in the event that the Plan is terminated, benefits may, in the discretion of the Company, be distributed to Participants in lump sum payments, as soon as permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix).
     7.4 No Requirement to Fund. The Plan is intended to be and shall be construed and administered as a plan under Section 3(2)(A) of ERISA, which is unfunded and maintained by the Company solely to provide deferred compensation to a select group of management or highly paid employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. No Participant, Beneficiary, or any other person shall have any interest in any particular assets of the Company (or any Member Company) by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary, or any other person shall have the rights of a general unsecured creditor of the Company (and any Member Company) with respect to any rights under the Plan. The Company, in its sole discretion, or as required under the terms of the Plan, may create one or more trusts to hold the assets of the Plan to provide for the payment of benefits. The Company shall at all times be the owner of each trust and any trust agreement shall specify that the trust corpus shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of the Company (or any Member Company). The trust shall contain such other terms and conditions as the Company may deem necessary or advisable to ensure that benefits are not includable, by reason of the trust, in the income of trust beneficiaries prior to actual distribution and that the existence of such trust does not cause the Plan to be considered “funded” for purposes of Title I of ERISA. Neither the Company, nor any Member Company, guaranty or warrant the tax treatment of benefits paid under this Plan or held in any trust set up as a source of benefit payments under the Plan. Participants, Beneficiaries or their estates will have sole responsibility for any federal, state or local taxes due from the benefits provided under this Plan.

     7.5 No Alienation of Benefits. Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p), none of the benefits or rights of a Participant or any Beneficiary shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant, his Spouse and his Beneficiary. Neither the Participant nor his Spouse or Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder.
     7.6 Claims Procedure. For the purposes of this Section, a claim is a request for any Plan benefit made by a Claimant (as defined below) in accordance with these Plan procedures for filing such claim.
     (a) Filing a Claim. Each individual who claims to be eligible for benefits under this Plan (a “Claimant”) may submit a written claim for benefits (a “Claim”) to the Head of the Benefits and Retirement Department if the individual believes a benefit has not been provided under the Plan to such individual to which such individual is eligible. A Claim must be set forth in writing on a form provided or otherwise approved by the Head of the Benefits and Retirement Department and must be submitted to the Head of the Benefits and Retirement Department no later than two (2) years after the date on which the Claimant or other individual claims to have been first entitled to such claimed benefit.
     (b) Review of Claim. The Head of the Benefits and Retirement Department shall evaluate each properly filed Claim and notify the Claimant of the denial of the Claim (if applicable) within 90 days after the Head of the Benefits and Retirement Department receives the Claim, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim is required, the Head of the Benefits and Retirement Department shall provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Head of the Benefits and Retirement Department received the claim).
     (c) Notice of Claim Denial. If a Claim is denied in whole or in part, the Head of the Benefits and Retirement Department shall provide the Claimant with a written notice setting forth (i) the specific reasons for the denial, (ii) references to pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review process and the time limits for such process, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

     (d) Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to file a request for a review of the initial denial of the Claim. A Claimant will have 60 days following the receipt of notification of an adverse benefit determination within which to appeal the decision. As part of the review process, the Claimant will have the following rights: (i) the opportunity to submit written comments, documents, records, and other information relating to the Claim, (ii) to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Claimant’s Claim, and (iii) a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (e) Timing and Notice of Review of Claim Denial. The Administrative Committee shall evaluate each properly filed request for review of a denied Claim and notify the Claimant of the approval or denial of the Claim on review within 60 days after the Administrative Committee or its delegate receives the request for review of the denied Claim, unless special circumstances require an extension of time for processing the review of such Claim. If an extension of time for processing the Claim on review is required, the Administrative Committee or its delegate shall provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 120 days after the date on which the Administrative Committee or its delegate received the Claim on review).
     (f) If the Claim on review is denied in whole or in part, the Administrative Committee or its delegate shall provide the Claimant with written notice that sets forth the following: (i) the specific reason(s) for the denial on review, (ii) reference to the specific Plan provisions on which the benefit determination was made, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Claimant’s Claim on review, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
     (g) Requirement to Exhaust Administrative Procedures. No Claimant or other individual may file any Claim or request a review of a denial of any Claim, unless such person follows the provisions and timeframes of this Section. A Claimant or other individual shall not be entitled to bring any action in any court, unless such person has exhausted such person’s rights under these procedures by timely submitting a Claim and requesting a review of a decision with respect to such Claim.
     7.7 No Enlargement of Employment Rights. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between Company (or any Member Company) and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company (or any Member Company) or to interfere with the right of the Company (or any Member Company) to discharge any Participant at any time, nor shall it give the Company (or any Member Company) the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

     7.8 Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio except as otherwise provided by ERISA. The Plan shall also be construed in a manner consistent and compliant with Section 409A of the Code. Any provision that is noncompliant or inconsistent with Section 409A of the Code shall be deemed amended to the minimum extent necessary to comply with Section 409A of the Code, or if an amendment cannot assure compliance with Section 409A of the Code, is void.
     7.9 Facility of Payment. If the Company determines, on the basis of medical reports or other evidence satisfactory to the Company, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of being a minor, illness, infirmity or other incapacity, the Company may direct the Member Company to disburse such payments to a person or institution designated by a court, which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Member Company, the Plan and the Company for the payment of benefits hereunder to such recipient.
     7.10 Notices. All elections and notices required under the Plan shall be in writing and filed with the Administrative Committee at the time and in the manner specified by the Administrative Committee.
     7.11 Tax Withholding. If a Member Company concludes that tax is owing with respect to any deferral or payment hereunder, the Member Company shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 7.11 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.
     7.12 Indemnification. Each Member Company shall indemnify and hold harmless each employee, officer, or director of a Member Company to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by a Member Company. Notwithstanding the foregoing, a Member Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Member Company consents in writing to such settlement or compromise. Indemnification under this Section 7.12 shall not be applicable to any person if the cost, loss, liability, or expense is due to the person’s gross negligence, fraud or willful misconduct or if the person refuses to assist in the defense of the claim against him.

     7.13 Offset. The Administrative Committee may provide for the acceleration of the time or schedule of a payment, and any payment (including a payment that has been accelerated) may be withheld under the Plan, as satisfaction of a debt to the Member Company, where (i) such debt is incurred in the ordinary course of the relationship between the Member Company and the Participant, (ii) the entire amount of the reduction in any fiscal year of the Member Company does not exceed $5,000, and (iii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
     7.14 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.
     7.15 Permitted Acceleration of Payment. A payment may be accelerated, in the sole discretion of the Administrative Committee, if (a) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(l)(B), and (b) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Treasury Regulation Section 1.409A-l(c)(2).
     This Plan is executed this 31st day of December 2008, pursuant to a resolution of the GenCorp Administrative Committee dated December 19, 2008.

/s/ Diane L. Wallace Diane L. Wallace
Vice President, Tax and Benefits & Retirement Administration

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